As filed with the Securities and Exchange Commission on May 25, 2004

Commission File No. 000-31501

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement Under The Securities Act of 1933

QUINCY RESOURCES INC.
(Exact name of Registrant as specified in its charter)

NEVADA	98-0218264
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

309 Center Street,
Hancock, MI, 49930 USA
(906) 370-4695
(Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

QUINCY RESOURCES, INC.
2003 Key Employee STOCK OPTION PLAN
(Full title of the plan)

Daniel T. Farrell
309 Center Street,
Hancock, MI, 49930 USA
(906) 370-4695
(Name and address, including zip code, and telephone number, including area code, of agents for service)

Copy to:

CHARLES A. CLEVELAND, P.S.
Charles A. Cleveland, Esquire
1212 North Washington, Suite 304
Spokane, Washington 99201-2401
(509) 326-1029

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement has become effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following line: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
		offering price	aggregate offering
Title of Securities	Amount to be	price per	price per share	Amount of
to be registered	registered share [1]	price [1]	price[1]	registration fee

Common Stock,
$0.001 par value	1,900,000 shares	$0.43	$0.43	$103.51

Options to purchase
Common Stock,
$0.001 par value[2] [3]	1,900,000 shares	$ -0-	$ -0-	$-0-

[1] Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Company's Common Stock on the OTC Electronic Bulletin Board (Symbol: QCYR) on May 21, 2004.

[2] Represents shares issuable upon the exercise of options granted under the employee stock option plan. Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions relating to these shares.

[3] Pursuant to Rule 457(g) under the Securities Act of 1933, the registration fee is based on the common stock issuable upon the exercise of the Options and no separate fee is payable in respect of the Options.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this registration statement: (i) the latest annual report of Quincy Resources, Inc. (the "Registrant") filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) all other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (i) above; (iii) all documents the Company has filed pursuant to Sections 13(a), 13(c), 14or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. All documents filed by the Registrant after the date of this registration statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment (that indicates all securities offered have been sold or deregisters all securities then remaining unsold), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

The Company is authorized to issue up to 200,000,000 shares of Common Stock, $0.001 par value per share of which 19,526,670 is outstanding. The holders of Company Common Stock will be entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire Board of Directors of the Company and, if they do so, minority shareholders would not be able to elect any persons to the Board of Directors. The Company's bylaws provide that a majority in number of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Shareholders of the Company will have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock will not be subject to redemption and will carry no subscription or conversation rights. In the event of liquidation of the Company, the shares of Common Stock will be entitles to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and nonassessable.

Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. The Company intends to expand its business through reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

The Board of Directors has the authority to issue the authorized but unissued shares without action by the shareholders.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Charles A. Cleveland, P.S., Spokane, Washington will pass upon the validity of the issuance of the shares of common stock offered hereby and certain other legal matters.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes 78.037 is incorporated herein by this reference.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted under said indemnification provisions of the law, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy and is, therefore, unenforceable.

ARTICLES AND BYLAWS. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

ITEM 8. EXHIBITS

The following are filed as exhibits to this Registration Statement:

Exhibit No.	Description

4.1	Quincy Resources, Inc. Key Employee STOCK OPTION PLAN. Incorporated by reference to Appendix A of the Company's Definitive 14C Information Statement, as filed on April 8, 2004.

4.2
Instruments defining the rights of security holders including indentures. Incorporated by reference to the Company's Registration Statement as Exhibit 3(a), on Form 10SB, as filed on September 11, 2000.

4.3	Articles of Incorporation of the Company. Incorporated by reference to Exhibit 2(a) to the Company's Form 10SB Registration Statement, as filed on September 11, 2000.

4.4	By-laws of the Company. Incorporated by reference to Exhibit 2(b) to the Company's Form 10SB Registration Statement, as filed on September 11, 2000.

4.5	Form of common stock Certificate of the Registrant. Incorporated by reference to the Exhibit 3(a) to the Company's Form 10SB Registration Statement filed September 11, 2000.

4.6
Action by the Written Consent all of the Directors of Quincy Resources, Inc. Incorporated by reference to Appendix B and Appendix C, respectively on the Company's Definitive 14C Information Statement, as filed on April 8, 2004.

4.7	Consent to Action Without a Meeting By Shareholders of Quincy Resources, Inc., effective March 2, 2004.

5.1	Opinion of Charles A. Cleveland, re: Legality.

23.1	Consent of Sellers & Andersen, L.L.C., Certified Public Accountants.

23.2	Consent of Charles A. Cleveland, Attorney At Law, is included in Exhibit 5.1 to this Registration Statement.

24	Powers of Attorney (contained on the signature page of this Registration Statement).

ITEM 9. UNDERTAKINGS.

(a)	The Registrant hereby undertakes

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to the included in a post-effective amendment by those Paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

	(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-8 and has duly caused this Registration Statement to be signed its behalf by the undersigned, thereunto duly authorized, on the 25th day of May, 2004.

QUINCY RESOURCES, INC.

By: /s/ Daniel T. Farrell
       Daniel T. Farrell,

       President, Principal Executive Officer, Chief Financial Officer, Secretary and Principal Accounting Officer/Principal Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signatures appears below constitutes and appoints Daniel T. Farrell, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

(Signature)	/s/ Daniel T. Farrell
Daniel T. Farrell
(Title)	President, Principal Executive Officer, Chief Financial Officer,
Secretary, Principal Accounting Officer, Principal Financial Officer
(Date)	and Director
May 25, 2004

(Signature)	/s/ Thomas Skimming
Thomas Skimming
(Title)	Vice-President (Exploration), Director
May 25, 2004
(Date)
(Signature)	/s/ John Cullen
John Cullen
(Title)	Director
(Date)	May 25, 2004

(Signature)	/s/ George Cole
George Cole
(Title)	Director
(Date)	May 25, 2004

(Signature)	/s/ William Utterback
William Utterback
(Title)	Vice-President (Nevada), Director
(Date)	May 25, 2004